Exhibit 99.1

        Medicare Coverage Begins for Diapulse Wound Treatment

    GREAT NECK, N.Y.--(BUSINESS WIRE)--July 6, 2004--Diapulse Corporation of America (OTC- DIAC) announced today that based on a recent decision the Centers for Medicare and Medicaid Services (CMS) will begin Medicare coverage implementation today for the Diapulse Wound Treatment System.
    David M. Ross, Vice President of Diapulse Corporation of America, said, "Coverage will allow hospitals, nursing homes, physicians and rehabilitation clinics to obtain reimbursement for patients treated with Diapulse Therapy for chronic wounds."
    The Heathcare Common Procedure Coding System known as HCPCS, established an applicable new code that will cover Diapulse treatment. Under Nationally Covered Indications, the use of Diapulse Therapy will be covered for payment as an adjunct for chronic Stage III or Stage IV pressure ulcers, arterial ulcers, diabetic ulcers, and venous stasis ulcers.
    With Medicare coverage, the addition of Diapulse medical technology will allow institutions such as hospitals and nursing homes to provide improved quality of patient care as well as a platform for cost savings.
    "There are many people that know of or have a family member, relative or friend, especially elderly, in a nursing home who has a chronic wound that could benefit from our technology," Mr. Ross said.
    A significant advantage of Diapulse, non-thermal pulsed electromagnetic energy, is that it can treat wounds safely and effectively directly through bandages, clothing and surgical dressings.
    Diapulse Corporation of America, a publicly traded Company listed Over-The-Counter Symbol DIAC, is the pioneer and leader in the biophysical therapeutic effects of non-thermal pulsed electromagnetic energy in medicine. The Company manufacturers, researches and develops the proprietary Diapulse Technology, indicated for the adjunctive use in the palliative treatment of postoperative edema and pain in superficial soft tissues. Diapulse is a registered trademark of Diapulse Corporation of America.

    CONTACT: Diapulse Corporation of America
             David Ross, 516-466-3030